Exhibit 99.p(3)
H. M. PAYSON & CO.
Investment Adviser Code of Ethics
As amended August 01, 2009

CONTENTS

INTRODUCTION

SECTIONS:

1.	PRINCIPLES
2.	PERSONS COVERED BY THE CODE
3.	SECURITIES COVERED BY THE CODE
4.	STANDARDS OF BUSINESS CONDUCT
5.	COMPLIANCE PROCEDURES
6.	RECORD KEEPING
7.	FORM ADV DISCLOSURE
8.	ADMINISTRATION AND ENFORCEMENT OF THE CODE
9.	DEFINITIONS
10.	CERTIFICATE OF COMPLIANCE FORM

INTRODUCTION

In accordance with SEC Rule 204A-1 under the Investment Advisers Act of 1940, The Board of Directors of H.M. Payson & Co (herein referenced as the Firm) have approved and adopted this document as its Code of Ethics. Additionally, in accordance with SEC Rule 17J-1 under the Investment Company Act, the Board has adopted the same Code of Ethics with respect to its services as Registered Investment Advisor to the Payson Total Return Fund.   The H.M. Payson & Co Code of Ethics (herein referenced as The Code) establishes standards of business conduct, and includes procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of The Firm may abuse their fiduciary duties.  John C. Downing is the Chief Compliance Officer (CCO) for The Firm.  He is responsible for the implementation, review, and enforcement of The Code.

SECTION 1.   PRINCIPLES

The employees of The Firm take pride in our longstanding reputation of displaying the highest levels of professionalism, integrity, honesty, confidentiality, and ethical behavior.   Each employee is apprized of their responsibility to uphold the standards which have characterized this Firm since its inception in 1854.  The Firm recognizes its fiduciary duties to: (1) place the interests of its clients first; (2) require that all personal securities transactions be conducted consistent with The Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; (3) uphold fundamental standards that investment adviser personnel should not take inappropriate advantage of their positions; (4) maintain confidentiality of information concerning the identity of security holdings and financial circumstances of clients; and (5) maintain the principle that independence in the investment decision making process is paramount.

H.M. Payson & Co forbids all supervised persons from engaging in any conduct which is contrary to The Code.  Failure to comply may result in disciplinary action, including termination of employment.

SECTION 2.	PERSONS COVERED BY THE CODE

(A) Supervised Persons- All employees of the Firm are covered by The Code and considered supervised persons. Categories of supervised persons include:
(1)	Directors, officers and partners of the Firm
(2)	Employees of the Firm
(3)	Any other person who provides advice on behalf of the Firm and is subject to its supervision and control
(4)           Temporary Workers, Consultants.

(B) Access Persons
(1)
An Access Person is described as having access to non public information regarding any client=s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser manages, is involved in making securities recommendations to clients, or has access to such recommendations that are non public.

(2)	For all intents and purposes of The Code, all directors, officers, partners, portfolio managers, analysts, and traders are considered Access Persons.

(C) Family Members

(1)
An access person=s family members are defined as immediate family (including any relative by blood or marriage, domestic partner) living in the employees= household.  Family member accounts are defined as any account in which an employee knowingly has a direct or indirect beneficial interest.  Examples might include, but are not limited to, accounts where an employee or family member is listed as a trustee, beneficiary, Joint Tenant, or UTMA.

(2)	Such members and corresponding accounts are subject to the personal securities transactions and reporting provisions of The Code found under Section 5 Compliance Procedures.

SECTION 3.                                SECURITIES COVERED BY THE CODE

(A) A Covered Security shall mean any stock, bond, future, investment contract or any other instrument defined as a “security” as in Section 2(a)(36) of the Investment Advisors Act.  However, a covered security shall NOT include the following:

(1)	direct obligations of the Government of the United States;
(2)	bankers= acceptances and bank certificates of deposit;
(3)
commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization(i.e., Moody=s, Standard & Poor=s) including repurchase agreements;

(4)	shares issued by money market funds
(5)	shares of registered open-end investment companies that are NOT advised by the Firm, and Electronically Traded Funds (ETF’s);
(6)	shares issued by a UIT that are invested exclusively in one or more open end funds, none of which are funds advised by the Firm;
(7)	purchase or sale includes, among other things, the writing of an option to purchase or sell a covered security.

(B) For purposes of Section 4 D 2 on Blackout Periods:

(1)	common stock and any fixed income security of an issuer shall NOT be deemed to be the same security; and
(2)	non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and
(3)	convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

SECTION 4.                                STANDARDS OF BUSINESS CONDUCT

It is the intent of The Code to create standards of business conduct that the Firm requires of its supervised persons that must reflect the Firm=s and its supervised persons= fiduciary obligations.   These standards include the following categories:
(A)	Compliance With Laws and Regulations
(B)	Conflicts of Interest
(C)	Insider Trading
(D)	Personal Securities Transactions
(E)	Gifts and Entertainment
(F)	Political and Charitable Contributions
(G)	Confidentiality
(H)	Other Outside Activities
(I)	Marketing & Promotional Activities

A. Compliance With Laws and Regulations

Supervised persons must comply with all applicable federal securities laws.  As part of this requirement, all supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

(1)	employ any device, scheme or artifice to defraud a client;
(2)	mislead such client including making a statement that omits material facts;
(3)	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a client;
(4)	engage in any manipulative practice with respect to such client;
(5)	engage in any manipulative practice with respect to securities including price manipulation;
(6)	induce or cause a client to take action or to fail to take action, for personal benefit rather than for the benefit of the client;
(7)	use knowledge of portfolio transactions of a client for your personal benefit or the personal benefit of others;
(8)	violate the anti-fraud provisions of the federal or state securities laws.

B. Conflicts of Interest

Employees of the Firm understand the duty of honesty and good faith to act in the best interest of our clients.   The following guidelines have been established to assist supervised persons with avoiding possible conflicts:

(1)	Favoritism of clients by the Firm or its supervised persons is strictly prohibited. This includes fees paid, size of accounts, relatives, etc.
(2)	The Firm prohibits competing with client trades, i.e., using knowledge about a pending or current securities transaction for clients to profit personally, directly or indirectly.
(3)
All supervised persons must disclose any personal or beneficial interests to the CCO.  This disclosure is made by informing the CCO of any account relationships, in which the supervised person has a beneficial interest, so he can determine if reporting requirements are applicable under Section 5 of The Code.

(4)
Supervised persons shall not recommend any securities transactions for a client without having disclosed to the CCO any interest in such securities or the issuer thereof, including, without limitation, (i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the supervised person (or any party in which the supervised person has a significant interest) and such issuer or its affiliates.

(5)	Supervised persons shall not take personal advantage of any opportunity properly belonging to a client.

C.  Insider Trading

(1)  Statement:
The Firm prohibits supervised persons from trading either personally or on behalf of others while in possession of material non-public information.   This also includes communicating material nonpublic information to others in violation of the law.  In addition, supervised persons are discouraged from seeking or knowingly obtaining such material or information.  Buying or selling securities on the basis of “inside information” is improper and illegal and could result in civil injunctions, disgorgement of profits, jail sentences, fines of up to three time the profit gains or loss avoided, and/or fines for the employer or other controlling person of the person who committed the violation.  The Firm has created the following policy regarding Insider Trading.

(2)  Procedures:
For purposes of this policy, information concerning a publicly held company will be treated as inside information if:
(A)	the information is not generally known within or available to the financial and investment community,
(B)	there is reason to believe that the ultimate source of such information was an improper or unauthorized disclosure of confidential information, and
(C)	such information is of a type that could reasonably be expected to affect the trading price of the company=s securities.

If any supervised person of the Firm receives information that may constitute material, nonpublic information, the person:
(A)	should NOT buy or sell any securities including options or other securities convertible into or exchangeable for such securities, for a personal account or a client account,
(B)	report promptly such information to the CCO, or in his absence, the President of the Firm,
(C)	should NOT communicate such information to any other person other than the CCO or President of the Firm.

The CCO will determine whether such information shall be treated as “inside information”, and what restrictions shall be placed on the use or further disclosure of such information.  Such restrictions may include, without limitation, prohibiting until further notice all supervised persons from trading in the securities of the relevant company, or from making any recommendations concerning the securities of the relevant company.

(3) Summary:
It is unlawful for supervised persons to use any information concerning a security held or to be acquired by the Firm or the funds it advises, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of its clients.

D.  Personal Securities Transactions

The Firm requires all supervised persons to strictly comply with its policies and procedures regarding personal securities transactions as specified below:

(1)  Initial Public Offerings (IPO=s) and limited or private offerings require pre-clearance and prior written approval from the CCO before:

(A)	directly or indirectly acquiring securities in an IPO for which no public market in the same or similar securities of the issue has previously existed; and
(B)
directly or indirectly acquiring securities in a private placement.  In determining whether to pre-clear the transaction, the CCO shall consider, among other factors, whether the investment opportunity should be reserved for a client, and whether such opportunity is being offered to the supervised person by virtue of their position with the Firm.  Any supervised person who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the CCO if they play a material role in the Client=s subsequent investment decision regarding the same issuer. This separate disclosure must be made even though the supervised person has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section.  Once disclosure is given, an independent review of the Client=s investment decision will be made.

(2)  Blackout Periods

Supervised persons shall not purchase or sell a Covered Security in an account in which they have a direct or indirect beneficial interest on a day during which they know or should have known a Client has a pending “buy” or “sell” order in that same security, until that order is executed or withdrawn.  Likewise, no supervised person shall purchase or sell a Covered Security within five calendar days before or two calendar days after a Client for which the supervised person makes or participates in making a recommendation of that security.  Section 4 (D) (3) immediately below defines exclusions to the blackout period rules.  Any profits realized on trades within the proscribed blackout period, and not covered by an exclusion, shall be disgorged.

(3) Blackout Period Exclusions

The following transactions shall not be prohibited by The Code and are not subject to the limitations of Section 4 D 2:

(A)	purchases or sales over which you have no direct or indirect influence or control;
(B)	purchases which are part of an automatic dividend reinvestment plan;
(C)           systematic investment plan
(D)           purchases or sales which are non-volitional on your part; and
(E)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
(F)
purchases or sales of securities with a market capitalization that exceeds $1 billion and pending orders of the Firm's clients do not exceed two percent of the daily average trading volume of the security for the prior 15 days.

(4) Short Term Trading

(A)	The Firm discourages short term and “day” trading by supervised persons.
(B)	The Firm strictly prohibits supervised persons from short term trading in the Payson Total Return Fund.

(5) Firm's Restricted List

(A)           The Firm maintains a “Restricted List” that contains securities whose internal rating (buy, hold, source of funds, or sell) has been changed to buy or sell.  Securities are moved onto the list the day the rating changes to buy or sell, and are kept on the restricted list for a period of five business days.  Supervised persons, and family member accounts are prohibited from trading in those securities.   A copy of this list is forwarded to all supervised persons and a copy is kept at the Trading Desk.  Any trades that violate The Firm's “Restricted List” policy will be reviewed by the CCO.  Depending upon the situation, any profits realized on trades that violate this policy may be disgorged, and any purchases made in violation of this policy may be cancelled.  At a minimum, the CCO shall issue a written warning to any employee violating the restricted list policy.  Repeated violations will result in accounts being restricted to trading only after pre-clearance of the transaction by the CCO.

(6) Restricted List Exclusions

The following transactions shall not be prohibited by The Code and are not subject to the limitations of Section 5.D.5.

(A)	purchases or sales by supervised persons other than Access Persons where the net proceeds or cost do not exceed $5000.00.
(B)
purchases or sales by supervised persons other than Access Persons of securities with a market capitalization that exceeds $1 billion and pending orders of the Firm's clients do not exceed two percent of the daily average trading volume of the security for the prior 15 days.

(C)	CCO and the Director of Research reserve the right to add a security to the list pre-empting exclusions 6(A) and 6(B) when situations may warrant.

E.  Gifts and Entertainment

(1)
No supervised person should receive any gift, services, or other thing of more than de-minimus value ($100) from any client, prospective client, or person or entity that does business with or on behalf of the Firm.  Any such offering should be refused by the employee.   Most gifts are shared by all supervised persons.  Likewise, no supervised person should give or offer a gift of more than de-minimus value ($100) to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm.

(2)
No supervised person may provide or accept extravagant or excessive entertainment to or from any client, prospective client, or person or entity that does business with or on behalf of the Firm.  Supervised persons may provide or accept a business entertainment event such as dinner or sporting of reasonable value if the person or entity providing the entertainment is present. Any other such offering should be refused by the employee.

F. Confidentiality

(1)
Client confidentiality has always been of paramount importance at the Firm.  All employee's are apprized of their responsibility to maintain the confidentiality of client information.  Supervised persons must not discuss client affairs outside of this office with anyone except third-party agents designated and approved by the client (such as their attorneys or accountants).

(2)
Except as required in the normal course of carrying out their business responsibilities, supervised persons shall not reveal information relating to the investment intentions or activities of any client, or securities that are being considered for purchase or sale on behalf of any client

(3)
All information regarding the Firm=s clients and their accounts is absolutely and completely confidential, and should not be discussed at any time with anyone outside the company. Furthermore, information regarding clients' accounts and other business activity should be discussed only within the company on a "need to know" basis.  Issues of a confidential nature should not be discussed in areas such as the lobby and lunch areas.  Confidentiality plays an extremely important part in the success of our business, and any violations of this policy will lead to disciplinary action up to, and including, termination.

(4)
The Firm does not share non-public personal client information with unaffiliated third-parties, except as required by the unaffiliated third-parties so as to provide services necessary to effect transactions and other services which the clients receive from us.

(5)
As required by Title V of the Gramm-Leach-Bliley Act, all current and new clients must receive a copy of the notice describing our privacy policies.  Once each year, we will provide each client with a notice regarding our privacy policies.

G.  Other Outside Activities

(1)
No supervised person shall act as agent, trustee, or in any other fiduciary capacity for any client without the express permission of a Managing Director.  All trust indentures involving the Firm or any of its employees must be approved by the Chief Trust Administration Officer and reviewed by the Fiduciary Services Committee prior to enactment (except family situations).

(2)
The Firm discourages supervised persons from engaging in outside business or investment activities that may interfere with their duties with the Firm.  Prior written approval from the CCO is required before such activity may occur.

(3)	Supervised persons should disclose to the CCO any personal interest that might present a conflict of interest or harm the reputation of the Firm.
(4)
Supervised persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the CCO that the board service would be consistent with the interests of the Firm and its clients.

H.  Marketing & Promotional Activities

(1)
All written and oral statements including those made to clients, prospective clients, and their representatives should be professional, accurate, balanced and not misleading in any way.  All marketing or advertising requires pre approval by the CCO.

SECTION 5.	COMPLIANCE PROCEDURES

A. Personal Securities Transaction Procedures and Reporting.  Applicable to ALL Access Persons and their Family Member Accounts.

(1)	Pre Clearance
Although most securities transactions do not require pre clearance by the CCO, all supervised persons are encouraged to consult with the CCO prior to entering any transaction they feel may violate The Code.

(2)	Reporting Requirements
Access Persons must report to the CCO the information described in this Section with respect to transactions in any covered security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

a. Initial Holding Reports.  No later than ten (10) days after you become subject to The Code as set forth in Section 4 as an Access Person, you must report the following information:

(1)
the title and exchange ticker symbol or cusip number, type of security, number of shares and principal amount of each covered security (whether or not publicly traded) in which you have any direct or indirect beneficial ownership as of the date you became subject to The Code;

(2)	the name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit as of the date you became subject to The Code;
(3)           the date that the report is submitted;
(4)	information must be current as of a date no more than 45 days before the person became an Access person; and
(5)	each report will be dated upon receipt, reviewed for violations and initialed by the CCO

b. Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which you have or by reason of such transaction acquired, any direct or indirect beneficial ownership you must report the following information:

(1)
the date of the transaction, the title and exchange ticker symbol or cusip, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved;

(2)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the Covered Security at which the transaction was effected;
(3)	the name of the broker, dealer or bank with or through which the transaction was effected; and
(4)	each report will be dated upon receipt, reviewed for violations, and initialed by the CCO

c.	Annual Holdings Reports. Annually, no later than thirty (30) days after the end of the calendar year, an Access Person must report the following information as of year end:

(1)	the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
(2)	the name of any broker, dealer, bank or other custodian with whom the Access Person maintains an account in which any securities are held for direct or indirect benefit of the Access Person; and
(3)	the date that the report is submitted by the Access Person

d.  Quarterly Brokerage Account Reports. Access Persons must disclose to the CCO the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of the access person.

(1)	name of the broker, dealer or bank with whom the access person established the account, and
(2)	date the account was established
(3)	date the report was submitted

e. Account Opening Procedures.  You shall provide notice to the CCO prior to opening any account with any entity through which a Covered Securities transaction may be effected.  In addition as it relates to the Payson Total Return Fund, you will promptly:

(1)	provide full access to The Fund, its agents and attorneys to any and all records and documents which the fund considers relevant to any securities transactions or other matters subject to The Code;
(2)	cooperate with The Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to The Code;
(3)	provide The Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to The Code; and
(4)	promptly notify the CCO or such other individual as The Fund may direct, in writing, from time to time, of any incident of noncompliance with The Code by anyone subject to it.

f. Confidentiality of Reports.
(1)
The Firm assures all Access Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provision of The Code or to comply with requests for information from government agencies.

B. Reporting Exemptions

(1)          Access Persons are not required to submit reports if any of the following scenarios apply:
(a)	Any report with respect to purchase or sale of securities held in accounts over which the access person has no direct or indirect influence or control
(b)	A transaction report with respect to transactions effected pursuant to an automatic investment plan, including dividend re investment
(c)
A transaction report if the report would duplicate information contained in a broker trade confirmations or account statements that The Firm holds in its records so long as The Firm received the confirmations or statement no later than 30 days after the end of the applicable quarter.

(d)
Alternative Reporting.  The submission to the CCO of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of Section 5. For accounts which are carried by the Firm, quarterly statements will be generated through use of the internal systems of the Firm to determine  transactions and holdings of any Access person.   These will be created, reviewed and maintained by the ACO.

C. Monitoring of Personal Transactions

(1)	Post-Trade Review Process. Following receipt of trade confirms and statements, transactions in Covered Securities will be screened by the CCO for the following:
(a)	same day trades: transactions by Access Persons occurring on the same day as the purchase or sale of the same security by a client for which they are the portfolio manager.
(b)
portfolio manager trades:  transactions by Access Persons within five calendar days before and two calendar days after a client, for which the Access person makes or participates in making a recommendation, or has discretionary trading authority over the client's account, trades in that security.

(c)	other activities: transactions which may give the appearance that an Access Person has executed transactions not in accordance with The Code.
(d)	The exclusions of Section 4 (D) (3) are applicable for (a), (b), and (c) above.
(2)	CCO will assess whether the Access person followed all internal procedures
(3)	CCO will compare personal trading to the restricted list.
(4)	CCO will periodically analyze trading patterns that may indicate abuse or market timing.
(5)
When there appears to be a transaction that conflicts with The Code, the CCO shall request an explanation of the person=s transaction.  If after post-trade review, it is determined that there has been a violation of The Code, a report will be made by the designated CCO to the Board of Directors of the Firm, with a recommendation of appropriate action.

(6)	Trading activities of the CCO will be monitored by the Assistant Compliance Officer (ACO). In the absence of the CCO, the ACO will monitor the trading activity of all Access Persons.

D. Certification of Compliance.

(1)	Initial Certification: The Firm is required to give all Supervised Persons a copy of The Code. All Supervised Persons must certify in writing that they have:
(a)	received a copy of The Code
(b)	read and understand all provisions of The Code
(c)	agreed to comply with the terms of The Code

(2)	Amendments: The Firm is required to give all Supervised Persons amendments to The Code. All supervised persons must certify in writing that they have:
(a)	received a copy of the amendments to The Code
(b)	read and understand all amendments of The Code
(c)	agreed to comply with the amended terms of The Code

(3)
Annual Certification: Supervised Persons must annually certify they have read, understood, and complied with The Code.   Supervised persons must also include with the certification that they have made all reports required by The Code and have not engaged in any prohibited conduct.

SECTION 6.	RECORD KEEPING

The Firm will maintain the following records in the office of the CCO:

(1)	A copy of each code that has been in effect at any time during the past five years.
(2)	A record of any violation of The Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violations occurred.
(3)	A record of all written acknowledgments of receipt of The Code and amendments for each person who is currently or within the past five years was a supervised person.
(4)	Holdings and transactions reports made pursuant to The Code including any brokerage confirmation and account statements made in lieu of the reports.
(5)
A record of any decision and supporting reason for approving pre approval requests, and/or other exceptions to The Code, on file for at least five years after the end of the fiscal year in which approval was granted

(6)	As it relates to portfolio manager(s) of the Payson Total Return Funds:
(a)	a record of the person responsible for reviewing supervised persons’ reports currently or during the last five years.
(b)	a copy of reports provided to the fund’s board of directors regarding The Code

SECTION 7.	FORM ADV DISCLOSURE

A description of The Code will be included on Schedule F of Form ADV, Part II and the Firm will provide a copy of The Code to any client or prospective client upon request.  The Firm will review and update this disclosure upon any changes or amendments to The Code.

SECTION 8.	ADMINISTRATION AND ENFORCEMENT OF THE CODE

(A)	Training and Education
(1)
The CCO or the ACO will be responsible for training and educating all supervised persons regarding The Code.  Training will occur periodically and all supervised persons are required to attend any training sessions or read any applicable materials.  A copy of The Code will be immediately given to new supervised persons.

(B)	Annual Review
(1)
The CCO or ACO will annually review The Code for adequacy and effectiveness.  This will be coordinated in accordance with the overall Compliance Program required by the Advisers Act SEC206(4)-7 and the Investment Company Act 38a-1.

(C)	Board Approval (Adviser to the Payson Total Return Fund)
(1)	The Code must be approved by the Board of Directors of Forum Funds. Any subsequent amendments will also require Forum Funds Board approval.

(D)	Report To Board (Adviser to the Payson Total Return Fund)

(1)	The CCO shall, at least annually, prepare a written report to the Board of Directors that:

(a)
describes any issues under The Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of The Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that The Firm has adopted procedures reasonably necessary to prevent supervised persons from violating The Code.

(E)	Report to Senior Management of The Firm

(1)	The CCO shall annually prepare a written report to the Senior Management that

(a)
describes any issues under The Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of The Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that The Firm has adopted procedures reasonably necessary to prevent Supervised persons from violating The Code.

(c)	will usually be included as part of the report summarizing the results of the annual review referenced in Section 8(B).

(F) Reporting Violations

(1)
All supervised persons must report violations of The Code promptly to the CCO or to another Managing Director (if the CCO is unavailable, or the violation involves the CCO).  This would include “apparent” or “suspected” violations.

(2)	All reports will be treated confidentially to the extent permitted by law and investigated accordingly.
(3)	Retaliation by the Firm against an individual who reports a violation is prohibited and constitutes a further violation of The Code.

(G) Sanctions

(1)
Any violation of The Code may result in disciplinary action that the management committee and the CCO deems appropriate, including, but not limited to, a warning, fines, disgorgement, suspension or termination of employment.  In addition to these sanctions, violations may result in referral to criminal authorities when appropriate.

(H) Additional Information

(1)
Any questions or comments can be directed to the CCO, or the ACO. Copies of the SEC requirement for Adviser Code of Ethics can be found on the U.S. Securities and Exchange Website at www.sec.gov/rules/final/ia-2256.htm

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SECTION 9.                                DEFINITIONS

(A)	Supervised Person -all employees of the Firm are covered by The Code and considered supervised persons.

(B)
Access Person - An access person is described as having access to non public information regarding any client=s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser manages, is involved in making securities recommendations to clients, or has access to such recommendations that are non public. For all intents and purposes of The Code, all directors, officers, partners, portfolio managers, analysts, and traders are considered Access Persons.

(C)	Family Members - an access person=s family members are defined as immediate family (including any relative by blood or marriage, domestic partner) living in the employees= household.

(D)
Family Member Account - any account in which an employee knowingly has a direct or indirect beneficial interest.  Examples might include, but are not limited to, accounts where an employee or family member is listed as a trustee, beneficiary, Joint Tenant, or UTMA. Such accounts are subject to the personal securities transactions and reporting provisions of The Code found under Section 5 Compliance Procedures ..

(E)
Being considered for purchase or sale - with respect to a security, when a recommendation to purchase or sell that security has been communicated and, with respect to the person making the recommendation, when that person seriously considers making the recommendation.

(F)
Beneficial owner - shall have the same meaning as that set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all covered securities that a supervised person owns or has acquired.  A beneficial owner of a security is any person who, directly or indirectly:

(i) through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (including the power to direct voting) or investment power (including the power to direct a disposition) in the security or;

(ii) through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

(G)	Clients - all advisory clients of The Firm including the Funds it advises (Payson Total Return Fund).

(H)	Covered Security - any stock, bond, future, investment contract or any other instrument defined as a “security” as in Section 2(a)(36) of the Investment Advisors Act.

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SECTION 10.

CERTIFICATE OF COMPLIANCE

H. M. Payson & Co.
Code of Ethics
Acknowledgment Form

CHECK ONE THAT APPLIES:

( )           Initial Certification:                                           By signing this form, I have acknowledge that I have:
(New Hires Only)
(1)	received a copy of The Code;
(2)	read and understand all provisions of The Code;
(3)	agreed to comply with the terms of The Code

( )           Amendment Certification:                               By signing this form, I acknowledge that I have:

(1)	received a copy of the amendments to The Code;
(2)	read and understand all amendments of The Code;
(3)	agreed to comply with the amended terms of The Code

( )           Annual Certification:                                        By signing this form, I acknowledge that I have:

(1)	read, understand, and complied with the Firm=s Code of Ethics;
(2)	have made all reports required by The Code;
(3)	have not engaged in any prohibited conduct

Signature:                                           ________________________________

Printed Name:                                           ________________________________

Date:                                           ________________________________

This form must be completed and returned to the CCO, John C. Downing

H.M. PAYSON & CO
NEW EMPLOYEE INITIAL HOLDINGS REPORT

In accordance with SEC Rule 204A-1 under the Investment Advisers Act of 1940 and the Firm=s Code of Ethics, each new employee considered an Access Person must submit to the Chief Compliance Officer an  Initial Holding Report no later than ten (10) days after becoming subject to The Code as set forth in Section 4 of The Code.   Employees  must report the following information:

(1)
the title and exchange ticker symbol or cusip number, type of security, number of shares and principal amount of each covered security (whether or not publicly traded) in which you have any direct or indirect beneficial ownership as of the date you became subject to The Code;

(2)	the name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit as of the date you became subject to The Code;
(3)           the date that the report is submitted;
(4)	information must be current as of a date no more than 45 days before the person became a supervised person
(5)	information can be attached in a list or statement

Please complete below

CHECK ONE THAT APPLIES:

( )	By signing this form I acknowledge that I do have security holdings and have attached a list or statement per the above instructions.

( )	By signing this form I acknowledge that I do NOT have any security holdings per the above instructions.

Signature:                                              ________________

Printed Name: ___________________________________

Date: ___________________________________________

This form must be completed and returned to the CCO, John C. Downing.

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NEW HIRE COMPLIANCE CHECKLIST

NAME	:

Date                                           :

CRD Number	:

ITEM	RECEIVED	DATE

1.	RECEIVED EMPLOYEE BINDER

2.	FINGERPRINTS (for Investment Adviser Representatives only)

3.	EMPLOYEE CERTIFICATIONS RETURNED

A.	Supervisory Procedures
B.	Code of Ethics
C.	Initial Holdings Report (Access Persons only)
D.	Information Security Program
E.	Summary Plan Description